EXHIBIT 2.1


 [LOGO]  STEVENS INTERNATIONAL, INC                                      NEWS
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 FOR IMMEDIATE RELEASE
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 For Additional Information Please Contact:

 Paul I. Stevens                              George A. Wiederaenders
 Chairman and Chief                           Treasurer and Chief
 Executive Officer                            Accounting Officer
 858-450-1508                                 817-831-3911


        STEVENS INTERNATIONAL AND GSS ANNOUNCE SERVICE/PARTS ALLIANCE

 Fort Worth, TX, August 31, 2000 - Stevens International, Inc. (OTC BB: SVEIA & SVEIB) today announced an alliance between Stevens International and GSS (Graphic Systems Service) in order to better serve the parts and service needs of their combined customers and all current owners of printing presses and other equipment built by the companies formerly known as Stevens Graphics, Hamilton Tool, Schriber and all of their subsidiaries.

 Richard Stevens, President of Stevens International said, "I am pleased that our companies have come to this agreement. It is important that our customers' requirements for parts and service be met in the most expedient and professional way. We are very impressed with the capabilities at GSS to provide for the needs of printers and are confident that our customers will benefit from this partnership."

 "The alliance of our two companies will fulfill the service and parts needs of the customers whose success depends on their equipment running at peak performance twenty-four hours a day, seven days a week. Our goal is to provide the quality of parts and service that only the factory that built the equipment can achieve," stated Daniel L Green, President of GSS.

 GSS is a privately held company headquartered in Springboro, Ohio. GSS markets and manufactures web-fed printing systems for the worldwide packaging and specialty/commercial printing industries and is well known throughout the industry for quick delivery of parts and its high level of customer service.

 Stevens International, Inc. markets and manufactures complete high-speed digital image processing systems for the banknote/security industry and the web-fed printing and packaging systems for the worldwide packaging, banknote/security and specialty/commercial printing industries.

 Forward Looking Statements - Certain statements contained herein, which are not historical fact, are forward looking statements that involve risks and uncertainties, including but not limited to, the impact of competitor's pricing; product quality and related features; the cyclical nature of the Company's business; the technological innovations and product performance issues related to the Company's new product lines; recent losses; and other risks detailed in the Company's filings with the Securities and Exchange Commission.

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               5700 E. Belknap Street * Fort Worth, Texas * 76117-4139
                     Telephone 817-831-3500 * Fax 817-759-4090